Exhibit 15

Report of Independent Registered Public Accounting Firm

May 9, 2019
The Stockholders and Board of Directors
Arrow Financial Corporation
Glens Falls, New York
Re: Registration Statement Forms S-3 (No. 333-219822 and 333-230360) and Forms S-8 (No. 333-62719, No. 333-151550, No. 333-188479, and No. 333-188480)
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 9, 2019 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Albany, New York